EXHIBIT 99.3

HYPERTENSION DIAGNOSTICS, INC.       FOR RELEASE ON: MAY 14, 1999
2915 Waters Road, Suite 108
Eagan, MN 55121-1562                 Contact:    MR. JAMES S. MURPHY
                                                 Chief Financial Officer
                                                 Hypertension Diagnostics, Inc.
                                                 651-687-9999



HYPERTENSION DIAGNOSTICS ANNOUNCES THIRD QUARTER FY 1999 RESULTS

ST. PAUL, MN - May 14, 1999 - Hypertension Diagnostics, Inc. (Nasdaq SmallCap:
HDII; HDIIW; HDIIU), today announced financial results for the third quarter ended March 31, 1999.

     The Company reported sales revenue of $37,750 in the third quarter of fiscal year 1999 relating to its Model CR-2000 Research CardioVascular Profiling Instrument. The Company also reported a net loss for the third quarter of fiscal year 1999 of $(523,517) or $(.10) per share as compared to a net loss for the same quarter in fiscal year 1998 of $(341,623) or $(.15) per share. Revenue for the nine months ended March 31, 1999 was $133,248 as compared to no revenue in the preceding nine months ended March 31, 1998. Net loss for the nine months ended March 31, 1999 was $(1,545,756) or $(.31) per share as compared to a net loss of $(833,470) or $(.41) per share for the nine months ended March 31, 1998.

     "We have focused on executing our business plan on two primary fronts: marketing the HDI/PULSEWAVE-TM- Model CR-2000 Research CardioVascular Profiling Instrument both domestically and internationally, and pursuing FDA clearance for the HDI/PULSEWAVE-TM- Model DO-2020," said Greg H. Guettler, President. "During the five months ending April 1999, we have achieved a number of our business objectives including:

     - Preliminary agreement with a major pharmaceutical firm to include the Model CR-2000 in a multi-site post-marketing study for an approved anti-hypertensive drug.

     - Sold Model CR-2000 Research CardioVascular Profiling Instruments in six foreign countries in addition to Instruments sold in the United States.

                                     -MORE-

PAGE 2, HYPERTENSION DIAGNOSTICS, INC.
MAY 14, 1999


     - Initiated the process of becoming ISO-9002/EN46002 certified as well as conformance with the Medical Device Directives to permit unrestricted marketing and sales of our entire product line in the European Community, with a completion goal of calendar year-end.

     -    Completed initial development of the Central Data Management Facility
          (CDMF) in support of receiving Model DO-2020 data transmissions and integrating that data with our accounting-invoicing system.

     - Added a Chief Executive Officer experienced in international distribution and cardiovascular medical device marketing.

     -    Added a Regional Sales Manager for the Mid-Atlantic sales territory.

     - Completed Phase I installation of our Company website at www.HDI-PulseWave.com.

     - Expanded on intellectual property protection for the Company's blood pressure waveform analysis technology through the issuance of a patent with additional claims entitled, "Method for Vascular Impedance Measurement" (No. 5,876,347).

     - Continued our past history of expense control, resulting in available cash and cash equivalents of approximately $8.5 million as of March 31, 1999.


     "We continue to remain focused on two primary aspects of our business plan: FDA clearance of the HDI/PULSEWAVE-TM-Model DO-2020 and revenue growth from sales of the Model CR-2000. Although FDA clearance of the Model DO-2020 is taking longer than we had originally anticipated, we continue to believe that a 510(k) clearance will be completed within the next fiscal year," said Guettler.

                                     -MORE-

PAGE 3, HYPERTENSION DIAGNOSTICS, INC.
MAY 14, 1999


     Hypertension Diagnostics has developed proprietary cardiovascular profiling technology that analyzes non-invasively derived arterial pulse pressure waveform data as a means of providing parameters that are useful in assessing the cardiovascular system. The Company has designed two models of the HDI/PULSEWAVE-TM- CardioVascular Profiling Instrument: (1) the CR-2000 which is currently in use by physician scientists for research purposes only; and (2) the DO-2020 which is intended to assist physicians and other health care professionals in screening, diagnosing and monitoring the treatment of patients with cardiovascular disease. The Company has not yet received permission to market the DO-2020 from the Food and Drug Administration.


     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undo reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 1998 Annual Report on Form 10-KSB under the caption "Risk Factors," as well as others not now anticipated. These risks and uncertainties include, without limitation, the Company's ability to receive regulatory approval for its Model DO-2020 product; the availability of third-party reimbursements; market acceptance of the Company's products; timely development of the central data management facility; the ability of third parties to manufacture the Company's products on a commercial scale and in compliance with regulatory requirements; the availability of integral components for the Company's products; the Company's ability to develop distribution channels; increased competition; changes in government regulation; health care reform; exposure to potential product liability; and the Company's ability to protect its proprietary technology.


                                     -MORE-

PAGE 4, HYPERTENSION DIAGNOSTICS, INC.
MAY 14, 1999

                         HYPERTENSION DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             SUMMARY FINANCIAL DATA
                                   (UNAUDITED)

STATEMENTS OF OPERATIONS

                                                 Three Months Ended                Nine Months Ended
                                                      March 31                          March 31
                                                 ------------------                -------------------
                                                 1999          1998                1999           1998
                                                 ----          ----                ----           ----
Revenue:
    Equipment sales                         $    37,750    $        -        $    133,248    $          -


Cost and Expenses:
    Cost of equipment sales                      14,308             -              43,400               -
    Research and development                    165,480        64,504             530,231         255,787
    Selling, general and administrative         486,881       296,481           1,424,475         623,383
                                            -----------   -----------        ------------    -------------
             Total Cost and Expenses            666,669       360,985           1,998,106         879,170
                                            -----------   -----------        ------------    -------------
Operating Loss                                 (628,919)     (360,985)         (1,864,858)      (879,170)

Interest Income                                 105,402        19,362             319,102          45,700
                                            -----------   -----------        ------------    -------------

    Net Loss and Deficit Accumulated
       During the Development Stage         $  (523,517)   $ (341,623)       $ (1,545,756)   $   (833,470)
                                            -----------   -----------        ------------    -------------
                                            -----------   -----------        ------------    -------------

Basic and Dilutive Net Loss per Share       $      (.10)   $     (.15)       $       (.31)   $       (.41)
Weighted Average Shares Outstanding           5,107,235     2,279,928           4,926,185       2,050,407


BALANCE SHEET DATA

                                              March 31, 1999              June 30, 1998
                                              --------------              -------------
Cash and cash equivalents ....................  $   8,514,071               $ 1,239,804

Total assets .................................      9,354,111                 1,605,507

Total current liabilities ....................        285,996                   188,100

Total long-term debt, less current portion ...             --                        --

Accumulated deficit ..........................     (4,822,005)               (3,276,249)

Total shareholders' equity ...................      9,068,115                 1,417,407
 .............................

                                      # # #